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BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128             CONTACT:   Mark A. Fortino
                                                         Treasurer
                                                         (913) 338-1000



For Immediate Release Wednesday, July 14, 2004

            BLUE VALLEY BAN CORP REPORTS SECOND QUARTER 2004 EARNINGS

Overland Park, Kansas, July 14, 2004 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $681,000, or fully -diluted earnings per share (EPS) of $0.29, for the second quarter of 2004, compared to net income of $1.6 million, or $0.71 per share for the same period in 2003. Net income for the six months ended June 30, 2004 was $1.4 million or $0.59 per share, compared to $3.4 million or $1.48 per share for the same period in 2003.

"A decline in mortgage activity resulting from higher mortgage rates has negatively impacted net interest income and non interest income revenue as compared to 2003. Anticipated increases in short term rates should increase net interest margins in the second half of 2004" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the second quarter of 2004, net interest income decreased 8.1% to $4.0 million compared to $4.4 million for the same period in the prior year, primarily due to compression in our net interest margin resulting from lower yields on earning assets . Noninterest income decreased to $4.1 million during this period from $6.6 million in the prior year, a decrease of 37.9%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense decreased 12.0% to $6.9 million compared to $7.9 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

For the six-month period ending June 30, 2004, net interest income decreased 7.5% to $8.2 million compared to $8.9 million for the same period in 2003, primarily due to compression in our net interest margin resulting from changes in the mix of earning assets and funding sources. Noninterest income decreased to $7.5 million during this period from $12.3 million in the prior year, a decrease of 39.0%. Noninterest expense decreased by 10.9% to $13.1 million compared to $14.7 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

Total assets, loans and deposits at June 30, 2004 were $637.4 million, $456.2 million and $479.0 million, respectively, compared to $628.7 million, $414.8 million and $470.4 million one year earlier, respectively, increases of 1.4%, 10.0%, and 1.8%, respectively.

NEW BANKING CENTER

On May 15th, 2004, the Bank of Blue Valley opened a full-service banking center at 13401 Mission Road in Leawood, Kansas.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.



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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               SECOND QUARTER 2004
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)

Three Months Ended June 30                                2004                2003
--------------------------------------------------   ---------------    ---------------
Net interest income                                  $         4,036    $         4,392
Provision for loan losses                                        300                600
Non-interest income                                            4,103              6,606
Non-interest expense                                           6,911              7,858
Net income                                                       681              1,627
Net income per share - Basic                                    0.30               0.73
Net income per share - Diluted                                  0.29               0.71
Return on average assets                                        0.43%              1.07%
Return on average equity                                        6.64%             17.59%

Six Months Ended June 30
------------------------

Net interest income                                  $         8,190    $         8,854
Provision for loan losses                                        650              1,200
Non-interest income                                            7,515             12,325
Non-interest expense                                          13,074             14,670
Net income                                                     1,391              3,403
Net income per share - Basic                                    0.61               1.53
Net income per share - Diluted                                  0.59               1.48
Return on average assets                                        0.45%              1.15%
Return on average equity                                        6.85%             18.86%

At June 30
----------
Assets                                               $       637,353    $       628,697
Loans                                                        456,175            414,829
Deposits                                                     478,991            470,374
Stockholders' Equity                                          41,388             38,342